UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 25, 2008

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-33001	77-0154833
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its April 15, 2007 meeting, the Compensation Committee of the Board of Directors of Natus Medical Incorporated (the “Company”) approved an amendment to the employment agreement between the Company and James B. Hawkins, its President and Chief Executive Officer. An amended agreement was executed on April 25, 2008.

The amended agreement provides that if within twelve months of a change-in-control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (i) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change-in-control transaction and (ii) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change-in-control transaction; (iii) continued provision of COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iv) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.

Mr. Hawkins’ employment agreement with the Company previously provided for the payment of one times the amount defined in section (i) above, did not provide for a payment associated with any bonus as defined in section (ii) above, and provided for the amount defined in section (iii) above for twelve months. The amended agreement also revised certain other terms of Mr. Hawkins’ employment with the company.

To be eligible for termination benefits, Mr. Hawkins must comply with certain non-compete and non-solicitation provisions and payment of these benefits is conditioned on execution of a release of claims.

The amended agreement is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 8.01	Other Events.

On December 3, 2007, Natus Medical Incorporated (the “Company”) filed a Current Report on Form 8-K to report that it had completed the acquisition of Excel-Tech, Ltd. (“Xltek”), based in Oakville, Ontario, Canada, pursuant to an Arrangement Agreement dated as of October 9, 2007 by and among the Company, Xltek and 4437713 Canada, Inc., a wholly-owned subsidiary of the Company. The Merger closed and became effective on November 29, 2007.

In connection with a Form S-3 registration statement that it intends to file today, the Company is providing pro forma financial information for the twelve months ended December 31, 2007 relating to its acquisition of Xltek. This pro forma financial information is attached as Exhibit 99.2 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Amended employment agreement between the Company and James B. Hawkins dated April 25, 2008.

99.2	Unaudited pro forma financial information for the year ended December 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED (Registrant)

Dated: April 28, 2008	By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Amended employment agreement between the Company and James B. Hawkins dated April 25, 2008.

99.2	Unaudited pro forma financial information for the year ended December 31, 2007